EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 8, 2026, with respect to the financial statements of EAFE Select 20 Portfolio 2026-1, The Dow Jones Select Dividend Index Strategy Portfolio 2026-1, Global 45 Dividend Strategy Portfolio 2026-1, Select S&P Core Portfolio 2026-1, Select S&P Industrial Portfolio 2026-1 and Select 10 Industrial Portfolio 2026-1 (included in Invesco Unit Trusts, Series 2458) as of January 8, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-291355) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 8, 2026